UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

August 26, 2013

Cornerstone Core Properties REIT, INC.

(Exact name of registrant as specified in its charter)

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Maryland	000-52566	73-1721791
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 6, 2013, we entered into a purchase and sale agreement (the “Agreement”) with Rio Hondo Capital Partners, LLC (the “Buyer”), a non-related third party, regarding the sale of four of our industrial properties in Florida for $24.0 million in cash. The properties being sold include Goldenrod Commerce Center, Hanging Moss Commerce Center, Monroe South Commerce Center and Monroe North Commerce Center (collectively, the “Properties”).

On August 26, 2013, the escrow deposits totaling $600,000 required by the Agreement became non-refundable. The Buyer has concluded its due diligence and waived all contingencies provided for in the Agreement.

The Agreement provides for the close of sale on or before the fifteenth day after the expiration of the property inspection period, which expired on August 26, 2013. The Agreement also contains additional customary covenants, representations and warranties. After repayment of all loans secured by the Properties and other related fees and expenses, net proceeds of approximately $11.6 million are proposed to be reinvested in healthcare properties, consistent with our strategy. There can be no assurance when and if these proceeds will be reinvested though.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

d) Exhibits

10.1	Purchase and Sale Agreement dated June 6, 2013 by and between the Company and Rio Hondo Capital Partners, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

By:	/s/ Timothy C. Collins
Name: Timothy C. Collins
Title: Chief Financial Officer

Dated: August 29, 2013